Exhibit 99.1

TD SYNNEX Reports Fiscal 2023 Fourth Quarter and Full Year Results
•Fiscal fourth quarter revenue of $14.4 billion, within the previously provided outlook of $14.0 - $15.0 billion.
•Fiscal fourth quarter non-GAAP gross billings(1) of $19.7 billion, at the high end of the previously provided outlook of $18.5 - $19.7 billion.
•Fiscal fourth quarter gross margin and non-GAAP gross margin(1) of 7.07%, up 55 bps and 44 bps, respectively, from the prior fiscal fourth quarter.
•Fiscal fourth quarter net income of $188 million, and non-GAAP net income(1) of $286 million, exceeding the high end of the prior guidance range.
•Fiscal fourth quarter diluted earnings per share (“EPS”) of $2.06, and non-GAAP diluted EPS(1) of $3.13, exceeding the high end of the prior guidance range by $0.23.
•Fiscal 2023 cash provided by operations of $1.4 billion and free cash flow(1) of $1.3 billion, exceeding the previously provided free cash flow(1) outlook of $1 billion.
•Returned $751 million to shareholders in fiscal 2023 in the form of share repurchases and dividends, up 213% from the prior year.
•Announced that the Board of Directors has declared a Q1 dividend per share of $0.40, a 14% increase to the prior quarter.
FREMONT, CA and CLEARWATER, FL, January 9, 2024 – TD SYNNEX (NYSE: SNX) today announced financial results for the fiscal fourth quarter and fiscal year ended November 30, 2023.
Consolidated Financial Highlights for the Fiscal 2023 Fourth Quarter:

	Q4 FY23	Q4 FY22	Net Change from Q4 FY22
Revenue ($M)	$14,407.3	$16,248.0	(11.3)%
Non-GAAP gross billings ($M)(1)	$19,744.4	$20,913.0	(5.6)%
Gross profit ($M)	$1,018.6	$1,059.7	(3.9)%
Non-GAAP gross profit ($M)(1)	$1,018.6	$1,077.4	(5.5)%
Gross margin	7.07%	6.52%	55 bps
Non-GAAP gross margin(1)	7.07%	6.63%	44 bps
Operating income ($M)	$286.8	$334.2	(14.2)%
Non-GAAP operating income ($M)(1)	$426.6	$495.6	(13.9)%
Operating margin	1.99%	2.06%	(7) bps
Non-GAAP operating margin(1)	2.96%	3.05%	(9) bps
Net income ($M)	$187.5	$221.2	(15.2)%
Non-GAAP net income ($M)(1)	$285.6	$329.8	(13.4)%
Diluted EPS	$2.06	$2.31	(10.8)%
Non-GAAP Diluted EPS(1)	$3.13	$3.44	(9.0)%
“Excellent broad-based execution by our team, coupled with continued progress on our margin-accretive strategic initiatives enabled a strong close to the fiscal year,” said Rich Hume, CEO of TD SYNNEX. “We successfully navigated a challenging market environment in fiscal year 2023, generating robust free cash flow(1) of $1.3 billion and returning $751 million to shareholders. We are well-positioned to capitalize on the growth opportunities we expect in 2024, as the IT spending environment is anticipated to rebound.”

Consolidated Fiscal 2023 Fourth Quarter Highlights
•Revenue was $14.4 billion, compared to $16.2 billion in the prior fiscal fourth quarter, representing a decrease of 11.3%. On a constant currency(1) basis, revenue decreased by 13.3% compared to the prior fiscal fourth quarter. The revenue change was primarily driven by a decline in our Endpoint Solutions portfolio as the industry continued to see post-pandemic declines in demand for PC ecosystem products. A greater percentage of our revenue was presented on a net basis due to changes in product mix, which negatively impacted our revenue compared to the prior fiscal fourth quarter by approximately 6%.
•Non-GAAP gross billings(1) were $19.7 billion, compared to $20.9 billion in the prior fiscal fourth quarter.
•Gross profit was $1,019 million, compared to $1,060 million in the prior fiscal fourth quarter. Non-GAAP gross profit(1) was $1,019 million, compared to $1,077 million in the prior fiscal fourth quarter.
•Gross margin was 7.1%, compared to 6.5% in the prior fiscal fourth quarter. Non-GAAP gross margin(1) was 7.1%, compared to 6.6% in the prior fiscal fourth quarter. The presentation of additional revenues on a net basis positively impacted our gross margin and non-GAAP gross margin(1) by approximately 43 basis points.
•Operating income was $287 million, compared to $334 million in the prior fiscal fourth quarter. Non-GAAP operating income(1) was $427 million, compared to $496 million in the prior fiscal fourth quarter.
•Operating margin was 2.0%, compared to 2.1% in the prior fiscal fourth quarter. Non-GAAP operating margin(1) was 3.0%, compared to 3.1% in the prior fiscal fourth quarter.
•Diluted EPS was $2.06, compared to $2.31 in the prior fiscal fourth quarter. Non-GAAP diluted EPS(1) was $3.13, compared to $3.44 in the prior fiscal fourth quarter, and exceeding the high end of the prior guidance range by $0.23.
•Cash provided by operations of $211 million, and free cash flow(1) of $168 million.
•We returned $374 million to shareholders in the form of $343 million of share repurchases and $31 million of dividends.
Regional Fiscal 2023 Fourth Quarter Highlights
•Americas:
◦Revenue was $8.4 billion, compared to $10.0 billion in the prior fiscal fourth quarter, representing a decrease of 16.8% on both a GAAP basis and a constant currency(1) basis. A greater percentage of our revenue was presented on a net basis due to changes in product mix, which negatively impacted our revenue compared to the prior fiscal fourth quarter by approximately 9%.
◦Operating income was $177 million, compared to $222 million in the prior fiscal fourth quarter. Non-GAAP operating income(1) was $278 million, compared to $324 million in the prior fiscal fourth quarter.
◦Operating margin was 2.1%, compared to 2.2% in the prior fiscal fourth quarter. Non-GAAP operating margin(1) was 3.3%, compared to 3.2% in the prior fiscal fourth quarter.
•Europe:
◦Revenue was $5.2 billion, compared to $5.4 billion in the prior fiscal fourth quarter, representing a decrease of 3.0%. On a constant currency(1) basis, revenue decreased by 9.0% compared to the prior fiscal fourth quarter. A greater percentage of our revenue was presented on a net basis due to changes in product mix, which negatively impacted our revenue compared to the prior fiscal fourth quarter by approximately 4%
◦Operating income was $79 million, compared to $77 million in the prior fiscal fourth quarter. Non-GAAP operating income(1) was $117 million, compared to $135 million in the prior fiscal fourth quarter.
◦Operating margin was 1.5%, compared to 1.4% in the prior fiscal fourth quarter. Non-GAAP operating margin(1) was 2.2%, compared to 2.5% in the prior fiscal fourth quarter.
•Asia-Pacific and Japan:
◦Revenue was $838 million, compared to $834 million in the prior fiscal fourth quarter, representing an increase of 0.5%. On a constant currency(1) basis, revenue increased by 1.3% compared to the prior fiscal fourth quarter.

◦Operating income was $31 million, compared to $35 million in the prior fiscal fourth quarter. Non-GAAP operating income(1) was $32 million, compared to $37 million in the prior fiscal fourth quarter.
◦Operating margin was 3.7%, compared to 4.2% in the prior fiscal fourth quarter. Non-GAAP operating margin(1) was 3.9%, compared to 4.5% in the prior fiscal fourth quarter.
Consolidated Financial Highlights for Fiscal 2023:

	FY23	FY22	Net Change from FY22
Revenue ($M)	$57,555.4	$62,343.8	(7.7)%
Non-GAAP gross billings ($M)(1)	$77,246.1	$80,633.2	(4.2)%
Gross profit ($M)	$3,956.8	$3,900.2	1.5%
Non-GAAP gross profit ($M)(1)	$3,971.9	$3,996.3	(0.6)%
Gross margin	6.87%	6.26%	61 bps
Non-GAAP gross margin(1)	6.90%	6.41%	49 bps
Operating income ($M)	$1,078.0	$1,050.9	2.6%
Non-GAAP operating income ($M)(1)	$1,642.3	$1,724.0	(4.7)%
Operating margin	1.87%	1.69%	18 bps
Non-GAAP operating margin(1)	2.85%	2.77%	8 bps
Net income ($M)	$626.9	$651.3	(3.8)%
Non-GAAP net income ($M)(1)	$1,053.6	$1,147.9	(8.2)%
Diluted EPS	$6.70	$6.77	(1.0)%
Non-GAAP Diluted EPS(1)	$11.26	$11.94	(5.7)%
Consolidated Fiscal 2023 Highlights
•Revenue was $57.6 billion, compared to $62.3 billion in the prior fiscal year, representing a decrease of 7.7%. On a constant currency(1) basis, revenue decreased by 7.5%, compared to the prior fiscal year. The revenue change was driven primarily by a decline in our Endpoint Solutions portfolio as the industry experienced a post-pandemic decline in demand for PC ecosystem products. A greater percentage of our revenue was presented on a net basis due to changes in product mix, which negatively impacted our revenue compared to the prior fiscal year by approximately 4%.
•Non-GAAP gross billings(1) were $77.2 billion, compared to $80.6 billion in the prior fiscal year.
•Gross profit was $4.0 billion, compared to $3.9 billion in the prior fiscal year. Non-GAAP gross profit(1) was $4.0 billion in both the current and prior fiscal year.
•Gross margin was 6.9%, compared to 6.3% in the prior fiscal year. Non-GAAP gross margin(1) was 6.9%, compared to 6.4% in the prior fiscal year.
•Operating income was $1,078 million, compared to $1,051 million in the prior fiscal year. Non-GAAP operating income(1) was $1.6 billion, compared to $1.7 billion in the prior fiscal year.
•Operating margin was 1.9%, compared to 1.7% in the prior fiscal year. Non-GAAP operating margin(1) was 2.9%, compared to 2.8% in the prior fiscal year.
•Diluted EPS was $6.70, compared to $6.77 in the prior fiscal year. Non-GAAP diluted EPS(1) was $11.26, compared to $11.94 in the prior fiscal year.
•Cash provided by operations of $1.4 billion, and free cash flow(1) of $1.3 billion.
•We returned $751 million to shareholders in the form of $621 million of share repurchases and $130 million of dividends.

Regional Fiscal 2023 Highlights
•Americas:
◦Revenue was $34.6 billion, compared to $38.8 billion in the prior fiscal year, representing a decrease of 10.9%. On a constant currency(1) basis, revenue decreased by 10.5% compared to the prior fiscal year. A greater percentage of our revenue was presented on a net basis due to changes in product mix, which negatively impacted our revenue compared to the prior fiscal year by approximately 5%.
◦Operating income was $737 million, compared to $734 million in the prior fiscal year. Non-GAAP operating income(1) was $1,108 million, compared to $1,141 million in the prior fiscal year.
◦Operating margin was 2.1%, compared to 1.9% in the prior fiscal year. Non-GAAP operating margin(1) was 3.2%, compared to 2.9% in the prior fiscal year.
•Europe:
◦Revenue was $19.4 billion, compared to $20.3 billion in the prior fiscal year, representing a decrease of 4.3%. On a constant currency(1) basis, revenue decreased by 5.1% compared to the prior fiscal year. A greater percentage of our revenue was presented on a net basis due to changes in product mix, which negatively impacted our revenue compared to the prior fiscal year by approximately 4%.
◦Operating income was $236 million, compared to $227 million in the prior fiscal year. Non-GAAP operating income(1) was $422 million, compared to $481 million in the prior fiscal year.
◦Operating margin was 1.2%, compared to 1.1% in the prior fiscal year. Non-GAAP operating margin(1) was 2.2%, compared to 2.4% in the prior fiscal year.
•Asia-Pacific and Japan:
◦Revenue was $3.6 billion, compared to $3.3 billion in the prior fiscal year, representing an increase of 9.1%. On a constant currency(1) basis, revenue increased by 12.7% compared to the prior fiscal year.
◦Operating income was $105 million, compared to $90 million in the prior fiscal year. Non-GAAP operating income(1) was $113 million, compared to $102 million in the prior fiscal year.
◦Operating margin was 3.0%, compared to 2.7% in the prior fiscal year. Non-GAAP operating margin(1) was 3.2%, compared to 3.1% in the prior fiscal year.
Fiscal 2024 First Quarter Outlook
The following statements are based on TD SYNNEX’s current expectations for the fiscal 2024 first quarter. These statements are forward-looking and actual results may differ materially. Non-GAAP gross billings(1) include the impact of costs incurred and netted against revenue related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts, and the remaining non-GAAP financial measures exclude the impact of acquisition, integration and restructuring costs, amortization of intangible assets, share-based compensation, and the related tax effects thereon.

Q1 2024 Outlook
Revenue	$14.0 - $14.7 billion
Non-GAAP gross billings(1)	$19.0 - $20.0 billion
Net income	$147 - $192 million
Non-GAAP net income(1)	$232 - $277 million
Diluted earnings per share	$1.65 - $2.15
Non-GAAP diluted earnings per share(1)	$2.60 - $3.10
Estimated outstanding diluted weighted average shares	88.4 million
Dividend
TD SYNNEX announced today that its Board of Directors declared a quarterly cash dividend of $0.40 per common share, which represents a 14% increase as compared to the prior quarter. The dividend is payable on January 26, 2024 to stockholders of record as of the close of business on January 19, 2024.

Conference Call and Webcast
TD SYNNEX will host a conference call today to discuss the 2023 fiscal fourth quarter results at 6:00 AM (PT)/9:00 AM (ET).
A live audio webcast of the earnings call will be accessible at ir.tdsynnex.com and a replay of the webcast will be available following the call.
About TD SYNNEX
TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Fremont, California, and Clearwater, Florida, TD SYNNEX’s 23,000 co-workers are dedicated to uniting compelling IT products, services and solutions from 2,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, AI, IoT, mobility and everything as a service.
TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit TDSYNNEX.com or follow us on LinkedIn, Facebook and Instagram.
(1)Use of Non-GAAP Financial Information
In addition to the financial results presented in accordance with GAAP, TD SYNNEX refers to revenues on a constant currency basis which adjusts for the translation effect of foreign currencies so that certain financial results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of our performance. Financial results adjusted for constant currency are calculated by translating current period activity using the comparable prior year periods’ currency conversion rate. TD SYNNEX uses non-GAAP gross billings, which adjusts revenues to exclude costs related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts. Non-GAAP gross billings are a useful non-GAAP metric in understanding the volume of our business activity and serve as an important performance metric in internally managing our operations. TD SYNNEX uses non-GAAP gross profit and non-GAAP gross margin which exclude purchase accounting adjustments. TD SYNNEX also uses adjusted selling, general and administrative expenses, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP diluted earnings per share, which are non-GAAP financial measures that exclude acquisition, integration and restructuring costs, the amortization of intangible assets, share-based compensation expense, purchase accounting adjustments, legal settlements and other litigation, net, the related tax effects thereon and an income tax capital loss carryback benefit. Further, the Company uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) which excludes other income (expense), net, acquisition, integration and restructuring costs, share-based compensation expense and purchase accounting adjustments. In prior periods, TD SYNNEX has excluded other items relevant to those periods for purposes of its non-GAAP financial measures.
Acquisition, integration and restructuring costs, which are expensed as incurred, primarily represent professional services costs for legal, banking, consulting and advisory services, severance and other personnel-related costs, share-based compensation expense and debt extinguishment fees that are incurred in connection with acquisition, integration, restructuring, and divestiture activities. From time to time, this category may also include transaction-related gains/losses on divestitures/spin-off of businesses, costs related to long-lived assets including impairment charges and accelerated depreciation and amortization expense due to changes in asset useful lives, as well as various other costs associated with the acquisition or divestiture.

TD SYNNEX’s acquisition activities have resulted in the recognition of finite-lived intangible assets which consist primarily of customer relationships and vendor lists. Finite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the Company’s Statements of Operations. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the Company’s products. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets, along with the other non-GAAP adjustments, which neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
Share-based compensation expense is a non-cash expense arising from the grant of equity awards to employees and non-employee members of the Company’s Board of Directors based on the estimated fair value of those awards. Although share-based compensation is an important aspect of the compensation of our employees, the fair value of the share-based awards may bear little resemblance to the actual value realized upon the vesting or future exercise of the related share-based awards and the expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Given the variety and timing of awards and the subjective assumptions that are necessary when calculating share-based compensation expense, TD SYNNEX believes this additional information allows investors to make additional comparisons between our operating results from period to period.
Purchase accounting adjustments are primarily related to the impact of recognizing the acquired vendor and customer liabilities related to the merger with Tech Data at fair value. These adjustments benefited our non-GAAP operating income through the third fiscal quarter of fiscal 2023 based on historical settlement patterns with our vendors and in accordance with the timing defined in our policy for releasing vendor and customer liabilities we deem remote to be paid.
Legal settlements and other litigation, net includes a benefit recorded in other income (expense), net during the fourth quarter of fiscal 2022 resulting from a decrease in our accrual for a legal matter in France.
In connection with the merger with Tech Data, the Company restructured its foreign financing structure, as well as select legal entities in anticipation of legally integrating legacy Tech Data and SYNNEX foreign operations. In addition to the treasury efficiencies, these restructurings resulted in a one-time domestic capital loss which would offset certain domestic capital gains when carried back under United States tax law, resulting in an income tax capital loss carryback benefit.
Trailing fiscal four quarters ROIC is defined as the last four quarters’ tax effected operating income divided by the average of the last five quarterly balances of borrowings and equity, net of cash. Adjusted ROIC is calculated by excluding the tax effected impact of non-GAAP adjustments from operating income and by excluding the cumulative tax effected impact of current and prior period non-GAAP adjustments on equity.
TD SYNNEX also uses free cash flow, which is cash flow from operating activities, reduced by purchases of property and equipment. TD SYNNEX uses free cash flow to conduct and evaluate its business because, although it is similar to cash flow from operations, TD SYNNEX believes it is an additional useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations. Free cash flow reflects an additional way of viewing TD SYNNEX’s liquidity that, when viewed with its GAAP results, provides a more complete understanding of factors and trends affecting its cash flows. Free cash flow has limitations as it does not represent the residual cash flow available for discretionary expenditures. For example, free cash flow does not incorporate payments for business acquisitions. Therefore, TD SYNNEX believes it is important to view free cash flow as a complement to its entire Consolidated Statements of Cash Flows.

TD SYNNEX management uses non-GAAP financial measures internally to understand, manage and evaluate the business, to establish operational goals, and in some cases for measuring performance for compensation purposes. These non-GAAP measures are intended to provide investors with an understanding of TD SYNNEX’s operational results and trends that more readily enable investors to analyze TD SYNNEX’s base financial and operating performance and to facilitate period-to-period comparisons and analysis of operational trends, as well as for planning and forecasting in future periods. Management believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. As these non-GAAP financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures, and should be read only in conjunction with TD SYNNEX’s Consolidated Financial Statements prepared in accordance with GAAP. A reconciliation of TD SYNNEX’s GAAP to non-GAAP financial information is set forth in the supplemental tables at the end of this press release.
Safe Harbor Statement
Statements in this news release regarding TD SYNNEX that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from TD SYNNEX expectations as a result of a variety of factors. These forward-looking statements may be identified by terms such as believe, foresee, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These forward-looking statements include, but are not limited to, statements about our strategy, demand, plans and positioning, capital allocation, as well as guidance related to the first quarter of 2024. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TD SYNNEX is unable to predict or control, that may cause TD SYNNEX actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements.
These risks and uncertainties include, but are not limited to: the unfavorable outcome of any legal proceedings that have been or may be instituted against us; the ability to retain key personnel; general economic and political conditions; continued or increased weakness in information technology spending; seasonality; the loss or consolidation of one or more of our significant original equipment manufacturer, or OEM, suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; our ability to gain market share; variations in supplier-sponsored programs; changes in our costs and operating expenses; the timing and amount of returns to our shareholders via repurchases of our common stock and dividends; changes in foreign currency exchange rates; increased inflation; increased risk in the banking system; changes in tax laws; risks associated with our international operations; uncertainties and variability in demand by our reseller and integration customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers and negative trends in their businesses; any incidents of theft; the declaration, timing and payment of dividends, and the Board’s reassessment thereof; and other risks and uncertainties detailed in our Form 10-K for the fiscal year ended November 30, 2022 and subsequent SEC filings. Statements included in this press release are based upon information known to TD SYNNEX as of the date of this release, and TD SYNNEX assumes no obligation to update information contained in this press release unless otherwise required by law.
Copyright 2024 TD SYNNEX CORPORATION. All rights reserved. TD SYNNEX, the TD SYNNEX Logo, and all other TD SYNNEX company, product and services names and slogans are trademarks or registered trademarks of TD SYNNEX Corporation. Other names and marks are the property of their respective owners.

Contacts:
Liz Morali	Bobby Eagle
Investor Relations	Global Corporate Communications
510-668-8436	727-538-5864
ir@tdsynnex.com	bobby.eagle@tdsynnex.com

TD SYNNEX Corporation
Consolidated Balance Sheets
(Currency and share amounts in thousands, except par value)
(Amounts may not add or compute due to rounding)
(Unaudited)

	November 30, 2023	November 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,033,776	$522,604
Accounts receivable, net	10,297,814	9,420,999
Receivables from vendors, net	964,334	819,135
Inventories	7,146,274	9,066,620
Other current assets	642,238	671,507
Total current assets	20,084,436	20,500,865
Property and equipment, net	450,024	421,064
Goodwill	3,904,170	3,803,850
Intangible assets, net	4,244,314	4,422,877
Other assets, net	729,870	585,342
Total assets	$29,412,814	$29,733,998

LIABILITIES AND EQUITY
Current liabilities:
Borrowings, current	$983,585	$268,128
Accounts payable	13,347,281	13,988,980
Other accrued liabilities	2,407,896	2,171,613
Total current liabilities	16,738,762	16,428,721
Long-term borrowings	3,099,193	3,835,665
Other long-term liabilities	498,656	501,856
Deferred tax liabilities	893,021	942,250
Total liabilities	21,229,632	21,708,492
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 200,000 shares authorized, 99,012 and 98,696 shares issued as of November 30, 2023 and November 30, 2022, respectively	99	99
Additional paid-in capital	7,435,274	7,374,100
Treasury stock, 10,343 and 4,049 shares as of November 30, 2023 and November 30, 2022, respectively	(949,714)	(337,217)
Accumulated other comprehensive loss	(507,248)	(719,710)
Retained earnings	2,204,771	1,708,234
Total stockholders' equity	8,183,182	8,025,506
Total liabilities and equity	$29,412,814	$29,733,998

TD SYNNEX Corporation
Consolidated Statements of Operations
(Currency and share amounts in thousands, except per share amounts)
(Amounts may not add or compute due to rounding)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Revenue	$14,407,306	$16,247,957	$57,555,416	$62,343,810
Cost of revenue	(13,388,727)	(15,188,238)	(53,598,587)	(58,443,611)
Gross profit	1,018,579	1,059,719	3,956,829	3,900,199
Selling, general and administrative expenses	(685,187)	(675,504)	(2,672,562)	(2,627,007)
Acquisition, integration and restructuring costs	(46,638)	(50,053)	(206,235)	(222,319)
Operating income	286,754	334,162	1,078,032	1,050,873
Interest expense and finance charges, net	(66,130)	(80,148)	(288,318)	(222,578)
Other income (expense), net	6,485	11,210	(206)	(1,165)
Income before income taxes	227,109	265,224	789,508	827,130
Provision for income taxes	(39,567)	(43,993)	(162,597)	(175,823)
Net income	$187,542	$221,231	$626,911	$651,307
Earnings per common share:
Basic	$2.06	$2.31	$6.72	$6.79
Diluted	$2.06	$2.31	$6.70	$6.77
Weighted-average common shares outstanding:
Basic	90,077	94,839	92,572	95,225
Diluted	90,371	95,102	92,853	95,509

TD SYNNEX Corporation
Regional Financial Highlights - Fiscal 2023 Fourth Quarter
(Currency in millions)
(Amounts may not add or compute due to rounding)

	Q4 FY23	Q4 FY22	Net Change from Q4 FY22
Americas
Revenue	$8,356.2	$10,039.1	(16.8)%
Operating income	$177.2	$222.3	(20.3)%
Non-GAAP operating income(1)	$277.6	$323.7	(14.2)%
Operating margin	2.12%	2.21%	(9) bps
Non-GAAP operating margin(1)	3.32%	3.22%	10 bps

Europe
Revenue	$5,212.8	$5,375.0	(3.0)%
Operating income	$78.7	$77.1	2.1%
Non-GAAP operating income(1)	$116.6	$134.6	(13.4)%
Operating margin	1.51%	1.44%	7 bps
Non-GAAP operating margin(1)	2.24%	2.50%	(26) bps

Asia-Pacific and Japan
Revenue	$838.3	$833.8	0.5%
Operating income	$30.8	$34.7	(11.2)%
Non-GAAP operating income(1)	$32.3	$37.3	(13.4)%
Operating margin	3.68%	4.17%	(49) bps
Non-GAAP operating margin(1)	3.86%	4.47%	(61) bps
(1) A reconciliation of TD SYNNEX’s GAAP to non-GAAP financial information is set forth in the supplemental tables at the end of this press release.

TD SYNNEX Corporation
Regional Financial Highlights - Fiscal Year 2023
(Currency in millions)
(Amounts may not add or compute due to rounding)

	FY23	FY22	Net Change from FY22
Americas
Revenue	$34,573.9	$38,791.1	(10.9)%
Operating income	$736.6	$734.1	0.3%
Non-GAAP operating income(1)	$1,108.0	$1,141.4	(2.9)%
Operating margin	2.13%	1.89%	24 bps
Non-GAAP operating margin(1)	3.20%	2.94%	26 bps

Europe
Revenue	$19,422.3	$20,289.2	(4.3)%
Operating income	$236.5	$227.2	4.1%
Non-GAAP operating income(1)	$421.6	$480.6	(12.3)%
Operating margin	1.22%	1.12%	10 bps
Non-GAAP operating margin(1)	2.17%	2.37%	(20) bps

Asia-Pacific and Japan
Revenue	$3,559.3	$3,263.5	9.1%
Operating income	$105.0	$89.5	17.3%
Non-GAAP operating income(1)	$112.8	$102.1	10.5%
Operating margin	2.95%	2.74%	21 bps
Non-GAAP operating margin(1)	3.17%	3.13%	4 bps
(1) A reconciliation of TD SYNNEX’s GAAP to non-GAAP financial information is set forth in the supplemental tables at the end of this press release.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Revenue in constant currency
Consolidated
Revenue	$14,407,306	$16,247,957	$57,555,416	$62,343,810
Impact of changes in foreign currencies	(315,531)	—	99,152	—
Revenue in constant currency	$14,091,775	$16,247,957	$57,654,568	$62,343,810

Americas
Revenue	$8,356,228	$10,039,117	$34,573,859	$38,791,102
Impact of changes in foreign currencies	823	—	148,146	—
Revenue in constant currency	$8,357,051	$10,039,117	$34,722,005	$38,791,102

Europe
Revenue	$5,212,809	$5,375,015	$19,422,297	$20,289,211
Impact of changes in foreign currencies	(323,153)	—	(168,747)	—
Revenue in constant currency	$4,889,656	$5,375,015	$19,253,550	$20,289,211

Asia-Pacific and Japan
Revenue	$838,269	$833,825	$3,559,260	$3,263,497
Impact of changes in foreign currencies	6,799	—	119,753	—
Revenue in constant currency	$845,068	$833,825	$3,679,013	$3,263,497

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Non-GAAP gross billings
Revenue	$14,407,306	$16,247,957	$57,555,416	$62,343,810
Costs incurred and netted against revenue related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts	5,337,057	4,665,011	19,690,672	18,289,369
Non-GAAP gross billings	$19,744,363	$20,912,968	$77,246,088	$80,633,179
	—%	—%	—%	—%

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Non-GAAP gross profit and non-GAAP gross margin
Revenue	$14,407,306	$16,247,957	$57,555,416	$62,343,810

Gross profit	$1,018,579	$1,059,719	$3,956,829	$3,900,199
Purchase accounting adjustments	—	17,720	15,047	96,128
Non-GAAP gross profit	$1,018,579	$1,077,439	$3,971,876	$3,996,327

Gross margin	7.07%	6.52%	6.87%	6.26%
Non-GAAP gross margin	7.07%	6.63%	6.90%	6.41%

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Adjusted selling, general and administrative expenses
Selling, general and administrative expenses	$731,825	$725,557	$2,878,797	$2,849,326
Acquisition, integration and restructuring costs	46,638	50,053	206,235	222,319
Amortization of intangibles	73,166	75,080	293,737	299,162
Share-based compensation	20,021	18,563	49,273	38,994
Purchase accounting adjustments	—	—	—	16,564
Adjusted selling, general and administrative expenses	$592,000	$581,861	$2,329,552	$2,272,287

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Non-GAAP operating income and non-GAAP operating margin - Consolidated
Revenue	$14,407,306	$16,247,957	$57,555,416	$62,343,810

Operating income	$286,754	$334,162	$1,078,032	$1,050,873
Acquisition, integration and restructuring costs	46,638	50,053	206,235	222,319
Amortization of intangibles	73,166	75,080	293,737	299,162
Share-based compensation	20,021	18,563	49,273	38,994
Purchase accounting adjustments	—	17,720	15,047	112,691
Non-GAAP operating income	$426,579	$495,578	$1,642,324	$1,724,039

Operating margin	1.99%	2.06%	1.87%	1.69%
Non-GAAP operating margin	2.96%	3.05%	2.85%	2.77%

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Non-GAAP operating income and non-GAAP operating margin - Americas
Revenue	$8,356,228	$10,039,117	$34,573,859	$38,791,102

Operating income	$177,235	$222,290	$736,605	$734,103
Acquisition, integration and restructuring costs	43,163	34,091	165,845	137,055
Amortization of intangibles	42,336	44,752	169,569	175,371
Share-based compensation	14,879	13,591	35,955	29,717
Purchase accounting adjustments	—	8,985	—	65,117
Non-GAAP operating income	$277,613	$323,709	$1,107,974	$1,141,363

Operating margin	2.12%	2.21%	2.13%	1.89%
Non-GAAP operating margin	3.32%	3.22%	3.20%	2.94%

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Non-GAAP operating income and non-GAAP operating margin - Europe
Revenue	$5,212,809	$5,375,015	$19,422,297	$20,289,211

Operating income	$78,684	$77,132	$236,477	$227,249
Acquisition, integration and restructuring costs	3,341	14,522	37,091	76,634
Amortization of intangibles	30,211	29,677	121,680	121,220
Share-based compensation	4,404	4,540	11,255	7,906
Purchase accounting adjustments	—	8,735	15,047	47,574
Non-GAAP operating income	$116,640	$134,606	$421,550	$480,583

Operating margin	1.51%	1.44%	1.22%	1.12%
Non-GAAP operating margin	2.24%	2.50%	2.17%	2.37%

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Non-GAAP operating income and non-GAAP operating margin - Asia-Pacific and Japan
Revenue	$838,269	$833,825	$3,559,260	$3,263,497

Operating income	$30,835	$34,740	$104,950	$89,521
Acquisition, integration and restructuring costs	134	1,440	3,299	8,630
Amortization of intangibles	619	651	2,488	2,571
Share-based compensation	738	432	2,063	1,371
Non-GAAP operating income	$32,326	$37,263	$112,800	$102,093

Operating margin	3.68%	4.17%	2.95%	2.74%
Non-GAAP operating margin	3.86%	4.47%	3.17%	3.13%

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Currency in thousands, except per share amounts)
(Amounts may not add or compute due to rounding)

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Adjusted EBITDA
Net income	$187,542	$221,231	$626,911	$651,307
Interest expense and finance charges, net	66,130	80,148	288,318	222,578
Provision for income taxes	39,567	43,993	162,597	175,823
Depreciation(1)	30,232	31,643	124,578	164,203
Amortization of intangibles	73,166	75,080	293,737	299,162
EBITDA	$396,637	$452,095	$1,496,141	$1,513,073
Other (income) expense, net	(6,485)	(11,210)	206	1,165
Acquisition, integration and restructuring costs	45,511	42,963	188,871	157,965
Share-based compensation	20,021	18,563	49,273	38,994
Purchase accounting adjustments	—	17,720	15,047	112,691
Adjusted EBITDA	$455,684	$520,131	$1,749,538	$1,823,888
(1) Includes depreciation recorded in acquisition, integration, and restructuring costs.

	Three Months Ended		Twelve Months Ended
	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Non-GAAP net income and non-GAAP diluted EPS(1)
Net income	$187,542	$221,231	$626,911	$651,307
Acquisition, integration and restructuring costs	47,139	52,317	213,585	231,008
Amortization of intangibles	73,166	75,080	293,737	299,162
Share-based compensation	20,021	18,563	49,273	38,994
Purchase accounting adjustments	—	17,720	15,047	112,691
Legal settlements and other litigation, net	—	(10,792)	—	(10,792)
Income taxes related to the above	(42,294)	(44,302)	(144,994)	(166,129)
Income tax capital loss carryback benefit	—	—	—	(8,299)
Non-GAAP net income	$285,574	$329,817	$1,053,559	$1,147,942

Diluted EPS(1)	$2.06	$2.31	$6.70	$6.77
Acquisition, integration and restructuring costs	0.52	0.55	2.28	2.40
Amortization of intangibles	0.79	0.78	3.14	3.11
Share-based compensation	0.22	0.19	0.53	0.41
Purchase accounting adjustments	—	0.18	0.16	1.17
Legal settlements and other litigation, net	—	(0.11)	—	(0.11)
Income taxes related to the above	(0.46)	(0.46)	(1.55)	(1.73)
Income tax capital loss carryback benefit	—	—	—	(0.09)
Non-GAAP Diluted EPS(1)	$3.13	$3.44	$11.26	$11.94
(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. For purposes of calculating Diluted EPS, net income allocated to participating securities was approximately 0.9% and 0.8% of net income for the three and twelve months ended November 30, 2023, respectively, and was approximately 0.8% and 0.7% of net income for the three and twelve months ended November 30, 2022, respectively.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Amounts may not add or compute due to rounding)

	Three Months Ended		Twelve Months Ended
(Currency in thousands)	November 30, 2023	November 30, 2022	November 30, 2023	November 30, 2022
Free cash flow
Net cash provided by (used in) operating activities	$210,668	$302,189	$1,407,373	$(49,604)
Purchases of property and equipment	(42,590)	(38,527)	(150,007)	(117,049)
Free cash flow	$168,078	$263,662	$1,257,366	$(166,653)

	Forecast
	Three Months Ending February 29, 2024
(Currency in millions, except per share amounts)	Low	High
Net income	$147	$192
Acquisition, integration and restructuring costs	18	18
Amortization of intangibles	75	75
Share-based compensation	17	17
Income taxes related to the above	(25)	(25)
Non-GAAP net income	$232	$277

Diluted EPS(1)	$1.65	$2.15
Acquisition, integration and restructuring costs	0.20	0.20
Amortization of intangibles	0.84	0.84
Share-based compensation	0.19	0.19
Income taxes related to the above	(0.28)	(0.28)
Non-GAAP Diluted EPS	$2.60	$3.10
(1) Diluted EPS is calculated using the two-class method. Unvested restricted stock awards granted to employees are considered participating securities. Net income allocable to participating securities is estimated to be approximately 0.9% of the forecast net income for the three months ending February 29, 2024.

TD SYNNEX Corporation
Reconciliation of GAAP to Non-GAAP financial measures
(Amounts may not add or compute due to rounding)

	Forecast
	Three Months Ending
(Currency in billions)	February 29, 2024
Non-GAAP gross billings	Low	High
Revenue	$14.0	$14.7
Costs incurred and netted against revenue related to sales of third-party supplier service contracts, software as a service arrangements and certain fulfillment contracts	5.0	5.3
Non-GAAP gross billings	$19.0	$20.0

TD SYNNEX Corporation
Calculation of Financial Metrics
Return on Invested Capital (“ROIC”)
(Currency in thousands)
(Amounts may not add or compute due to rounding)

	November 30, 2023	November 30, 2022
ROIC
Operating income (trailing fiscal four quarters)	$1,078,032	$1,050,873
Income taxes on operating income(1)	(222,018)	(223,384)
Operating income after taxes	$856,014	$827,489

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,510,953	$11,668,007

ROIC	7.4%	7.1%

Adjusted ROIC
Non-GAAP operating income (trailing fiscal four quarters)	$1,642,324	$1,724,039
Income taxes on non-GAAP operating income(1)	(371,130)	(403,050)
Non-GAAP operating income after taxes	$1,271,194	$1,320,989

Total invested capital comprising equity and borrowings, less cash (last five quarters average)	$11,510,953	$11,668,007
Tax effected impact of cumulative non-GAAP adjustments (last five quarters average)	1,068,366	620,266
Total non-GAAP invested capital (last five quarters average)	$12,579,319	$12,288,272

Adjusted ROIC	10.1%	10.7%
(1) Income taxes on GAAP operating income was calculated using the effective year-to-date tax rates during the respective periods. Income taxes on non-GAAP operating income was calculated by excluding the tax effect of taxable and deductible non-GAAP adjustments using the effective year-to-date tax rate during the respective periods.

TD SYNNEX Corporation
Calculation of Financial Metrics
Cash Conversion Cycle
(Currency in thousands)
(Amounts may not add or compute due to rounding)

		Three Months Ended
		November 30, 2023	November 30, 2022
Days sales outstanding
Revenue	(a)	$14,407,306	$16,247,957
Accounts receivable, net	(b)	10,297,814	9,420,999
Days sales outstanding	(c) = ((b)/(a))*the number of days during the period	65	53

Days inventory outstanding
Cost of revenue	(d)	$13,388,727	$15,188,238
Inventories	(e)	7,146,274	9,066,620
Days inventory outstanding	(f) = ((e)/(d))*the number of days during the period	49	54

Days payable outstanding
Cost of revenue	(g)	$13,388,727	$15,188,238
Accounts payable	(h)	13,347,281	13,988,980
Days payable outstanding	(i) = ((h)/(g))*the number of days during the period	91	84

Cash conversion cycle	(j) = (c)+(f)-(i)	23	23